Exhibit 99.1

745 Seventh Avenue New York, NY 10019 United States
Board of Directors
CenturyTel, Inc.
100 CenturyTel Drive
Monroe, Louisiana 71203
Members of the Board of Directors:
We hereby consent to the inclusion of our opinion letter, dated October 26, 2008, to the Board of Directors of CenturyTel, Inc. (“CenturyTel”) as Annex B to, and reference thereto under the headings “SUMMARY — Opinions of CenturyTel’s Financial Advisors — Barclays Capital Inc.” and “CENTURYTEL PROPOSAL 1 AND EMBARQ PROPOSAL 1: THE ISSUANCE OF CENTURYTEL SHARES AND THE MERGER — Opinions of CenturyTel’s Financial Advisors — Barclays Capital Inc.” in, the joint proxy statement-prospectus relating to the proposed merger involving CenturyTel and EMBARQ Corporation, which joint proxy statement-prospectus forms a part of CenturyTel’s Registration Statement on Form S-4. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Barclays Capital Inc.

BARCLAYS CAPITAL INC.
November 20, 2008